Exhibit 10.21   Compensation Agreement between Tengasco, Inc, and Michael J. Rugen dated September 18, 2013

September 18, 2013

Mr. Michael J. Rugen
11121 Kingston Pike, Suite E
Knoxville TN

VIA EMAIL to mrugen@tengasco.com

This letter is to extend an offer of compensation to Michael J. Rugen (“you” or “your”) as Chief Financial Officer and interim Chief Executive Officer of Tengasco, Inc. (the “Company”).  You are currently performing both your duties as Chief Financial Officer and the duties of interim Chief Executive Officer. Upon the hiring by the Company of a new Chief Executive Officer, you will serve as the Chief Financial Officer only. You have agreed to continue to serve in both capacities until a Chief Executive Officer is hired, thereby ensuring smooth and uninterrupted operations by the Company during the search process.

This letter is a compensation offer and is not an employment contract, and your employment as Chief Financial Officer and interim CEO continues as “at will” employment meaning either you or the Company may terminate your employment at any time for any lawful reason.   If you accept this compensation offer, it will become effective as of September 9, 2013. You and the Company agree that your compensation will be as follows:

1.	Your salary as Chief Financial Officer is set at $170,000 per year, said salary to be paid in equal payments consistent with the Company’s existing payroll procedures.

2.	You will receive six months’ salary (at the rate in effect at the time) as severance if you are terminated without Cause. “Cause” shall have the same meaning as defined in Amended Stock Option Agreement between you and the Company dated and effective on or about August 30, 2010 and included by this express reference as if set out herein.

3.	In recognition of your performance of expanded duties as the Company’s interim Chief Executive Officer, you will receive a bonus of $7,500 for each quarter (including any part thereof) of each year that you serve as the interim Chief Executive Officer. Each bonus earned shall be paid in the third month of every quarter.

4.	You will receive a cost of living adjustment (COLA) to your salary upon relocation of the Company’s primary office from Knoxville, Tennessee. COLA determinations shall be made using the calculator found at www.bankrate.com.

5.	Except as specifically noted herein, all standard Company benefits you currently receive shall remain unchanged.

If you are in agreement with all of the above, please indicate your acceptance of this offer of compensation by signing in the space provided below and returning your signed agreement via email attachment.  This agreement will become effective the date of your signature below, but will apply from and during all periods following September 9, 2013.

TENGASCO, INC.

By the Board of Directors

BY:	/s/ Hughree F. Brooks
Hughree F. Brooks,
Chairman of the Compensation Committee

AGREED AND ACCEPTED:

/s/ Michael J. Rugen
MICHAEL J. RUGEN

DATE:	September 18, 2018